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                                                                  EXHIBIT (23)-2



                        CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-72747) pertaining to the Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation and Commerce Bank of Alabama Incentive Stock Compensation Plan and (Form S-8 No. 333-70953) pertaining to The Banc Corporation 401(k) Plan of our report dated March 19, 1999, with respect to the consolidated financial statements of Emerald Coast Bancshares, Inc. and Subsidiary (not presented separately in the 1999 Annual Report on Form 10-K) included in the Annual Report of The Banc Corporation (Form 10-K) for the year ended December 31, 1999.


                                                    Saltmarsh, Cleaveland & Gund


Pensacola, Florida
March 21, 2000